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                                                                  EXHIBIT 99


                     ACTION BY DIRECTORS WITHOUT A MEETING
                                       OF
                          PARTECH HOLDINGS CORPORATION

                           _________________________

         PURSUANT to Title 8, Section 141 of the General Corporation Law of the State of Delaware, and in lieu of a meeting of the Board of Directors of Partech Holdings Corporation (the "Corporation") for such purposes, the undersigned, being all of the Directors of the Corporation, do hereby waive all requirements as to notice of such meeting and take and authorize by unanimous written consent the following actions:

         WHEREAS, the Board of Directors of the Corporation have determined it is advisable to amend the Corporation's Certificate of Incorporation to effect a one (1) for three (3) reverse stock split (the "Reverse Stock
Split") in order to increase the Corporation's common stock par value and market value, and thereby increase the marketability and investment potential of the Corporation's common stock by causing the market price of the common stock to be in a range more attractive to investors, assist in increasing the stockholder base of the Corporation, and enhance the Corporation's ability to obtain future financing.


         NOW THEREFORE BE IT

               RESOLVED: That subject to shareholder approval the Restated Certificate of Incorporation of the Corporation be amended to read as follows:


                          ARTICLE FOURTH
                          --------------


             "The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 51,000,000 shares. The shares are divided into two classes as follows:

             1. 1,000,000 shares of preferred stock, par value One Cent ($0.01) per share (Preferred Stock), and

             2. 50,000,000 shares of common stock, par value Fifteen Cents ($0.15) per share (Common Stock)."



               RESOLVED FURTHER: That a shareholder meeting, with a record date of May 31, 1994, be called to vote on the proposed amendment, that proper notice as required by statute be given to all shareholders entitled vote, and that such shareholder meeting be held on July 21, 1994.

               RESOLVED FURTHER: If the proposed amendment is adopted by the Corporation's stockholders, the Reverse Stock Split will become effective on the date on which the Certificate of Amendment is accepted for filing by the Secretary of State of the State of Delaware (the "Effective Date") and the common stock will begin trading on a basis reflecting the Reverse Stock Split at the opening of trading on the immediately next succeeding business day following the Effective Date.

               RESOLVED FURTHER: That if the proposed amendment is adopted by the Corporation's stockholders, the shares of issued common stock of the Corporation having
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           a par value of Five Cents ($0.05)  per share, immediately prior to the amendment of the Corporation's Certificate of Incorporation whereby the Corporation proposes to increase the par value of its common stock from Five Cents ($0.05) to Fifteen Cents ($0.15) per share, shall be automatically reclassified and changed (without any further act) into one-third of the shares issued on the Effective
           Date.   Such shares will be fully paid and nonassessable shares of common stock of the Corporation and will have a par value of Fifteen Cents ($0.15) per share, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation. If fractional shares of common stock result from the Reverse Stock Split, then such fractional shares will be dropped and no shares or other consideration will be issued.

               RESOLVED FURTHER: That immediately following the Effective Date of the proposed amendment, notice shall be given to all shareholders of record as of the Effective Date of the amendment to surrender their share certificates to the Exchange Agent for cancellation and reissuance in accordance with the terms of the Reverse Stock Split.

               RESOLVED FURTHER: That upon shareholder approval of the proposed amendment, Continental Stock Transfer & Trust Company will be appointed as "Exchange Agent" for the purpose of effecting the Reverse Stock Split.

               RESOLVED FURTHER: That upon shareholder approval of the proposed amendment, the officers of the Corporation be, and they hereby are, authorized and directed to take and do any and all actions necessary to effect and carry out the Corporation's proposed Reverse Stock Split as set forth in the foregoing resolutions, and to prepare, execute and file any and all documents with any and all federal and state regulatory agencies necessary or required in connection with the Corporation's Reverse Stock Split.

         IN WITNESS WHEREOF, this Action By Unanimous Written Consent has been signed by each Director of the Corporation on the date indicated below, and this Action By Unanimous Written Consent shall be filed with or otherwise entered in the minutes or other appropriate records of the Corporation.



  _______________________________________                 Date:  May 9, 1994
  John E. Rayl, Director


  _______________________________________                 Date:  May 9, 1994
  Thomas E. Reynolds, Director


  ____________________________________                    Date:  May 9, 1994
  Jerald K. Rayl, Director